Exhibit 4.2

NON-DIRECTOR AND NON-EXECUTIVE OFFICER
CONSOLIDATED LONG-TERM STOCK INCENTIVE PLAN
AWARD AGREEMENT

     THIS AGREEMENT, entered into «Month_day_granted», «Year_granted» between MRV Communications, Inc., a Delaware Corporation (the “Company”), and «First_Name» «Last_Name» (the “Optionee”).

R E C I T A L S

     A.     The Board of Directors of the Company (the “Board”) has established the Non-Director and Non-Executive Consolidated Long-Term Stock Incentive Plan of MRV Communications, Inc. (the “Plan”) in order to provide key employees and consultants of the Company with an opportunity to acquire shares of the Company’s common stock, par value $0.0017 per share (“Stock”).

     B.     The Board regards the Optionee as a key employee or consultant as contemplated by the Plan and has determined that it would be in the best interests of the Company and its stockholders to grant the option described in this Agreement to the Optionee as compensation, as an inducement to remain in the service of the Company, and as an incentive for increasing efforts during such service.

     NOW, THEREFORE, it is agreed as follows:

     1.     Definitions and Incorporation. The terms used in this Agreement shall have the meanings given to such terms in the Plan. The Plan is hereby incorporated in and made a part of this Agreement as if fully set forth herein. The Optionee hereby acknowledges that he or she has received a copy of the Plan.

     2.     Grant of Option. Pursuant to the Plan, the Company hereby grants to the Optionee as of the date thereof the option to purchase all or any part of an aggregate of «Options_granted» shares of Stock (the “Option”), subject to adjustment in accordance with Section 3(d) of the Plan. The Option is not intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended.

     3. Option Price. The price to be paid for Stock upon exercise of the Option or any part thereof shall be «Exercise_price» per share, which equals or exceeds the fair market value of the stock as of the date of grant.

     4.     Right to Exercise. Subject to the conditions set forth in this Agreement and the Plan the right to exercise the Option shall accrue as follows, with no portion of the right to exercise accruing on any other date (e.g. no pro-ration) except as specifically set forth in this Agreement or the Plan.

Date	Number of Shares

«Month_day_granted», 2003	«Options_each_vesting»
«Month_day_granted», 2004	«Options_each_vesting»
«Month_day_granted», 2005	«Options_each_vesting»
«Month_day_granted», 2006	«Options_each_vesting»

     5.     Securities Law Requirements. No part of the Option shall be exercised if counsel to the Company determines that any applicable registration requirement under the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable requirement of Federal or State law has not been met.

     6.     Term of Option. The Option shall terminate in any event on the earliest of (a) the «Month_day_granted», «Year_expires» at 11:59 PM, (b) the expiration of the period described in Paragraph 7 below, (c) the expiration of the period described in Paragraph 8 below, or, (d) the expiration of the period described in Paragraph 9 below.

     7.     Exercise Following Termination of Service. If the Optionee’s service with the Company terminates for any reason, or no reason, whether voluntarily or involuntarily, with or without cause, other than death, disability or retirement, any portion of the Option granted hereunder held by such person which is not then exercisable shall terminate and any portion of the Option which is then exercisable may be exercised within thirty (30) consecutive days after the date of such cessation.

     8.     Exercise Following Death or Disability. If the Optionee’s service with the Company terminates by reason of the Optionee’s death or disability (as defined below), the Option (to the extent it has not previously been exercised and is then exercisable) may be exercised within one year after the date of the Optionee’s death or termination by reason of disability. In the case of death, the exercise may be made by his or her representative or by the person entitled thereto under the Optionee’s will or the laws of descent and distribution, provided, however, that such representative or such person consents in writing to abide by and be subject to the terms of the Plan and this Agreement and such writing is delivered to the President of the Company. For purposes hereof, “disability” shall mean a medically determinable physical or mental impairment which has made an individual incapable of engaging in any substantial gainful activity. A condition shall be considered a disability only if (i) it can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and (ii) the Plan Administrator, based on medical evidence, has expressly determined that a disability exists.

     9.     Exercise Following Retirement. If the Optionee’s service with the Company terminates by reason of retirement (as defined below) the Option (to the extent it has not previously been exercised and is then exercisable) may be exercised within ninety (90) days after the date of the Optionee’s retirement. For purposes hereof, “retirement” shall mean the voluntary cessation of employment by an individual upon the attainment of age sixty-five (65) and the completion of not less than twenty (20) years of service with the Company or a subsidiary.

     10.     Nontransferability. The Option shall be exercisable during the Optionee’s lifetime only by the Optionee or the Optionee’s guardian or legal representative and shall be nontransferable, except that the Optionee may transfer all or any part of the Option by will or by the laws of descent and distribution. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Option or any right thereunder, shall be null and void and, at the Company’s option, shall cause all of the Optionee’s rights under this Agreement to terminate.

     11.     Effect of Exercise. Upon exercise of all or any part of the Option, the number of shares of Stock subject to option under this Agreement shall be reduced by the number of shares with respect to which such exercise is made.

     12.     Exercise of Option. The Option may be exercised by delivering to the Company (a) a written notice of exercise in substantially the form prescribed from time to time by the Plan Administrator and (b) full payment of the option price for each share of Stock purchased under the Option. Such notice shall specify the number of shares of Stock with respect to which the Option is exercised and shall be signed by the person exercising the Option. If the Option is exercised by a person other than the Optionee, such notice shall be accompanied by proof, satisfactory to the Company, of such person’s right to exercise the Option. The Option price shall be payable in U.S. dollars.

     13.     Withholding Taxes. If the Optionee is an employee or former employee of the Company when all or part of the Option is exercised, the Company may require the Optionee to deliver payment of any withholding taxes (in addition to the option price) in cash with respect to the difference between the Option price and the fair market value of the Stock acquired upon exercise.

     14.     Issuance of Shares. Subject to the foregoing conditions, the Company, as soon as reasonably practicable after receipt of a proper notice of exercise and without transfer or issue tax or other incidental expense to the person exercising the Option, shall deliver to such person at the principal executive office of the Company, or such other location as may be acceptable to the Company and such person, one or more certificates for the shares of Stock with respect to which the Option is exercised. Such shares shall be fully paid and nonassessable and shall be issued in the name of such person. However, at the request of the Optionee, such shares may be issued in the names of the Optionee and his or her spouse as (a) joint tenants with right of survivorship, (b) community property, or (c) tenants in common without right of survivorship.

     15.     Rights as a Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any rights as a stockholder of the Company with respect to the stock subject to the Option until a certificate for such shares has been issued to him or her upon exercise of the Option.

     16. Notices. Any notice to the Company contemplated by this Agreement shall be addressed to it in care of its President; and any notice to the Optionee shall be addressed to him or her at the address on file with the Company on the date hereof or at such other address as he or she may hereafter designate in writing.

     17.     Not a Contract of Employment. By executing this Agreement, if the Optionee is an employee of the Company, Optionee acknowledges and agrees that:

          a. a person whose employment is terminated before full vesting of an award, such as the one granted by this Agreement, could attempt to argue that he or she was terminated to preclude vesting of the award;

          b. Optionee promises never to make such a claim;

          c. nothing in this Agreement gives Optionee the right to remain in the employ of the Company or any subsidiary or to affect the absolute and unqualified right of the Company and any of its subsidiaries to terminate Optionee’s employment at any time for any reason or no reason and with or without cause or prior notice;

          d. except to the extent explicitly provided otherwise in a then effective written employment contract executed by Optionee and the Company, Optionee is an at will employee whose employment may be terminated without liability at any time for any reason; and

          e. the Company would not have granted this award to Optionee but for these acknowledgements and agreements.

     18.     Interpretation. The interpretation, construction, performance and enforcement of this Agreement and of the Plan shall be within the sole discretion of the Plan Administrator, and the Plan Administrator’s determinations shall be conclusive and binding on all interested persons.

     19. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws (not the law of choice of laws) of the State of California. Any dispute or disagreement regarding the Optionee’s rights under this Agreement shall be settled soley by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

MRV COMMUNICATIONS, INC., a Delaware corporation
By:

«First_Name» «Last_Name»		Noam Lotan President and Chief Executive Officer
Optionee’s Spouse* «Spouse_full_name»

Optionee’s State of residence: «State_of_residence»

*Include signature and name of Optionee’s spouse if Optionee is married.

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